Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Barclays PLC

We consent to the use of our report dated February 12, 2020 with respect to the consolidated balance sheets of Barclays PLC and subsidiaries as of 31 December 2019 and 2018, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2019, and the related notes and specific disclosures described in Note 1 of the consolidated financial statements as being part of the consolidated financial statements, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

Our report refers to a change in accounting for financial instruments in 2018 due to the adoption of International Financial Reporting Standard 9 Financial Instruments.

/s/ KPMG LLP
London, United Kingdom
March 5, 2020